Exhibit 17.1
Charles C. Kwak
Attorney at Law
806 Teakwood Road
Los Angeles, CA 90049
Tel: (310) 476-8212
Fax: (310) 471-7646
E-mail: charles.kwak@gmail.com
Letter of Resignation
To:	Mr. Joseph K. Rho Chairman of the Board Hanmi Financial Corp/Bank
Dear Mr. Rho:
I hereby submit my resignation as a member of the board, effective as of today, September 28, 2009.

Sincerely,
/s/ Charles Kwak
Charles Kwak